Term Sheet No. 116 Dated October 22, 2010 to Registration Statement Nos. 333-162193 and 333-162193-01 (Prospectus Supplement Dated April 2, 2010 and Prospectus Dated April 2 2010) Rule 433

THE ROYAL BANK OF SCOTLAND N.V. Callable Capped CMS Steepener Notes Due November 2030
Issuer:	The Royal Bank of Scotland N.V.	Expected Pricing Date:	November 10, 2010
Lead Agent:	RBS Securities Inc.	Expected Settlement Date:	November 16, 2010
Issue Price:	100%	Expected Maturity Date:	November 16, 2030
CUSIP:	78009KNQ1	ISIN:	US78009KNQ12
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer, fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Payment at Maturity:
100% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the Maturity Date.  Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as guarantor.

Interest Payments:
Interest will be payable quarterly in arrears on each Interest Payment Date.  Interest payable on or prior to November 16, 2011 will accrue based on the Initial Interest Rate.  Interest payable on each Interest Payment Date thereafter will accrue based on the Interest Rate Formula.

Interest Payment Dates:
16th day of each February, May, August and November commencing on February 16, 2011, or if any such day is not a Business Day, on the following Business Day, and no additional interest will accrue in respect of the delay in the interest payment.  The last Interest Payment Date will be the Maturity Date or the Early Redemption Date (as defined below), as applicable.

Interest Rate Formula:
Interest payable on or after February 16, 2012 will be calculated based on a rate per annum equal to the product of (a) 4 and (b) the Reference Rate, subject to the Minimum Interest Rate and the Maximum Interest Rate.

	Initial Interest Rate:	Minimum Interest Rate:	Maximum Interest Rate:
	10.00% per annum	0.00% per annum	10.00% per annum
Reference Rate:	The 10-Year U.S. Dollar Constant Maturity Swap Rate (“CMS10”) minus the 2-Year U.S. Dollar Constant Maturity Swap Rate (“CMS2”) minus 0.25%.
CMS10 and CMS2:
The rates that appear on Reuters page ISDA FIX1 under the heading "10YR" and "2YR", respectively, at 11:00 a.m., New York City time, on the Interest Determination Date (as defined below).  If such rates do not appear on Reuters page ISDA FIX1 on the Interest Determination Date, we will use another method of determining such rates as described under "Information Regarding the CMS Rates—Unavailability of CMS10 or CMS2" herein.

Optional Early Redemption:
We may redeem all of the Notes at the Redemption Price set forth below, on any Interest Payment Date commencing on November 16, 2011, provided we give at least ten (10) calendar days’ prior written notice to the trustee.  If we exercise our redemption option, the Interest Payment Date on which we redeem the Notes will be referred to as the “Early Redemption Date.”

Redemption Price:	100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.
Comparable Yield:	[ ]%
	Price to Public	Agent’s Commission1	Proceeds to Issuer
Per Security	$1,000	$	$
Total	$	$	$
1 If the Notes were priced for sale today, RBS Securities Inc. (“RBSSI”) would receive a commission of approximately $42.50 per Note, and RBSSI would use a portion of that commission to pay selling concessions to other dealers of approximately $40.00 per Note.  The actual commission received by RBSSI may be more or less than $42.50 per Note, and will depend on market conditions on the date the Notes are priced for initial sale to the public.  In no event will the commission received by RBSSI, including concessions to be allowed to other dealers, exceed $50.00 per Note.  For additional information see “Plan of Distribution (Conflicts of Interest)” in this Term Sheet.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.
Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page 7 of this Term Sheet.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Notes, or determined if this Term Sheet or the accompanying Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
This Term Sheet and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Notes in market-making transactions.

RBS Securities Inc.
PRICE: $1,000 PER NOTE

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V. (“RBS N.V.”) and RBS Holdings N.V have filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Term Sheet relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents that RBS N.V. and RBS Holdings N.V. have filed with the SEC for more complete information about RBS N.V., RBS Holdings N.V. and the offering of the Notes.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

You should read this Term Sheet together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Notes are a part.  This Term Sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Term Sheet, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf

●	Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this Term Sheet, “RBS N.V.,” “the Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.; “Holdings” refers to RBS Holdings N.V.

These Notes may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Notes and to reject orders in whole or in part prior to their issuance.

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

SUMMARY

The following summary does not contain all the information that may be important to you.  You should read this summary together with the more detailed information that is contained in this Term Sheet, the accompanying Prospectus and Prospectus Supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 7 of this Term Sheet.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are the Notes?

The Notes are issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V.  The Notes are senior notes of The Royal Bank of Scotland N.V. that have a maturity of 20 years, but we may redeem them at our option on any Interest Payment Date commencing on November 16, 2011.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.

All payments on the Notes, including payment of principal at maturity, are subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as guarantor. In other words, payments on the Notes will depend on the ability of The Royal Bank of Scotland N.V. and RBS Holdings N.V. to meet their payment obligations when due.

What will I receive at maturity of the Notes?

Unless the Notes have been earlier redeemed, for each $1,000 principal amount of Notes, you will receive a cash payment equal to $1,000, and any accrued and unpaid interest on the Notes, at maturity.

Will I receive interest payments?

Yes.  Interest will be payable quarterly in arrears on the 16th day of each February, May, August and November, commencing on February 16, 2011 (each an “Interest Payment Date”); provided, that, if such day is not a Business Day, interest will be paid on the immediately succeeding Business Day and no additional interest will accrue in respect of such delay.  Interest, if any, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

How will the interest on the Notes be calculated?

One of our affiliates, RBS Securities Inc., will serve as calculation agent for the Notes, and will determine the interest payable on the Notes in accordance with the following Interest Rate Formula:

●	From an including the Settlement Date and through but excluding November 16, 2011, interest on the Notes will accrue at the rate of 10.00% per annum.

●	Thereafter, interest on the Notes will accrue at a rate per annum equal to:

4 x (CMS10 – CMS2 – 0.25%)

However, in no event will the interest rate payable on the Notes be greater than 10.00% per annum or less than 0.00% per annum.  Because interest is paid quarterly you will receive a pro rated amount of the per annum rate.

“CMS10” means the 10-Year U.S. Dollar Constant Maturity Swap Rate that appears on Reuters page ISDA FIX1 under the heading "10YR" at 11:00 a.m., New York City time, on the Interest Determination Date.

“CMS2” means the 2-Year U.S. Dollar Constant Maturity Swap Rate that appears on Reuters page ISDA FIX1 under the heading "2YR" at 11:00 a.m., New York City time, on the Interest Determination Date.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

If either CMS10 or CMS2 (collectively, “CMS Rates”) does not appear on Reuters page ISDA FIX1 on the Interest Determination Date, the calculation agent will use another method of determining such rates as described under "Information Regarding the CMS Rates—Unavailability of CMS10 or CMS2" herein.

The “Interest Determination Date” for each Interest Payment Period will be the second Business Day prior to the relevant Interest Reset Date.

For each quarterly Interest Payment Period on and after November 16, 2011, the rate of interest payable on the Notes will be reset on the first day of such Interest Payment Period, which we refer to as an “Interest Reset Date.”

The first Interest Payment Period will commence on, and will include, the Settlement Date of the Notes and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Payment Period will commence on, and will include, an Interest Payment Date and will end on, but will exclude, the succeeding Interest Payment Date, the Early Redemption Date or the Maturity Date, as applicable.

Is the interest payable on the Notes limited in any way?

Yes.  The interest payable on the Notes will not exceed 10.00% per annum, even if CMS10 significantly exceeds CMS2 on each Interest Determination Date.  Further, interest payable on the Notes on any Interest Payment Date occurring on or after February 16, 2012 will depend on the Reference Rate on the relevant Interest Determination Date, which will depend in turn on the amount by which CMS10 exceeds CMS2.  You may not receive any interest on or after February 16, 2012 if the Reference Rate is equal to or less than zero.

Further, we may redeem the Notes on any Interest Payment Date on or after November 16, 2011.  If we elect to redeem the Notes, you will not receive any interest payments after the Early Redemption Date.

When may we redeem the Notes and what will I receive upon redemption?

We may, at our option, redeem all of the Notes on any Interest Payment Date, commencing on November 16, 2011.  We refer to the Interest Payment Date on which we redeem the Notes as the “Early Redemption Date.”  If we elect to redeem the Notes, we will provide written notice of such redemption to the trustee not less than ten (10) calendar days prior to the Early Redemption Date.  For each $1,000 principal amount of Notes redeemed, you will receive a cash payment equal to $1,000, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date.

We are generally more likely to redeem the Notes during periods when then prevailing interest rates are lower than the rate of interest payable on the Notes.

What is the minimum required purchase?

You may purchase Notes in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for the Notes?

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be extremely limited.  You should be willing to hold your Notes until the Maturity Date.

We anticipate that one or more of our affiliates will make a market in the Notes.  Our affiliates may make purchases and sales of the Notes from time to time in off-exchange transactions or pay post indicative prices for the Notes in the secondary market.  However, none of our affiliates is required to do so, and any of them may discontinue any market-making activities and may stop posting indicative prices at any time.

If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

What are CMS10 and CMS2?

For purposes of the Notes, CMS10 and CMS2 are “constant maturity swap rates” that measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of ten years and two years, respectively.  In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.  “LIBOR” is the London Interbank Offered Rate, and is the rate of interest at which banks borrow funds from each other in the London interbank market. 3-Month LIBOR is the rate of interest which banks in London charge each other for loans for a period of three months.

Interest payable on the Notes on and after February 16, 2012 will be imperfectly correlated to the difference between long-term interest rates (as measured by CMS10) and short-term interest rates (as measured by CMS2). Although long-term interest rates directionally follow short-term interest rates, movements in long-term interest rates generally tend to be smaller than movements in short-term interest rates.  As such, when short-term interest rates rise, the difference between CMS10 and CMS2 tends to narrow (the curve of the spread flattens); conversely, when short-term interest rates fall, the spread widens (the curve of the spread becomes steeper).  After November 16, 2011, interest payable on the Notes will be greater the wider the spread between CMS10 and CMS2 (assuming that the difference between CMS10 and CMS2 is greater than 0.25%), and the steeper the curve of the spread, as of each Interest Determination Date.

How have CMS10 and CMS2 performed historically?

We have provided below under “Information Regarding the CMS Rates” additional information on the CMS Rates and a sampling of the historical levels of CMS10 and CMS2.   We have provided this historical information to help you evaluate the behavior of the CMS Rates in various periods.  Historical levels of the CMS Rates, however, are not indicative of future levels of CMS Rates.

What else should I consider before investing the Notes?

The Notes are not suitable for all investors.  You may wish to consider the Notes if:

●	you believe that CMS10 will generally be greater than CMS2 during the term of the Notes;

●	you are willing and able to hold the Notes to maturity, but are willing to have the Notes redeemed at our option as early as November 16, 2011; and

●	you are willing to bear the risk that the Notes may bear a below market interest rate which may in fact be zero.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are the tax consequences of owning the Notes?

We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal tax purposes.  As a result, if you are a U.S. taxable investor, regardless of your method of accounting, you will generally be required to accrue as ordinary income amounts based on the “comparable yield” of the Notes, as determined by us, which may be in excess of any actual interest payments made on the Notes in a particular taxable year.  Further, the amount of income a U.S. taxable investor will be required to recognize each year will be adjusted to the extent the amount of the actual interest payments on the Notes differ from the projected amounts payable in such year.  In addition, any gain recognized upon a sale, exchange or retirement of the Notes will generally be treated as ordinary interest income for U.S. federal income tax purposes.

You should review the section in this Term Sheet entitled “United States Federal Income Taxation.”  Additionally, you are urged to consult your tax adviser regarding the tax treatment of the Notes and whether a purchase of the Notes is advisable in light of the tax treatment and your particular situation.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holdings N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holdings N.V. changed its name to RBS Holdings N.V.

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Notes referred to herein, and the name changes do not affect any of the terms of the Notes.  The Notes will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Notes.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Notes.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

What are some of the risks in owning the Notes?

Investing in the Notes involves a number of risks.  We have described the most significant risks relating to the Notes under the heading “Risk Factors” in this Term Sheet, beginning on the next page, which you should read before making an investment in the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

RISK FACTORS

An investment in the Notes entails significant risks.  You should carefully consider the risks related to the Notes and whether these Notes are suited to your particular circumstances before deciding to purchase them.  The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

Credit Risk

The Notes are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company.  As a result, investors in the Notes assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Notes. This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Notes, you could lose some or all of your initial principal investment.

Although We Are a Bank, the Notes Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any Other Government Agency

The Notes are our obligations but are not bank deposits.  In the event of our insolvency the Notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

You May Not Earn Any Return on Your Investment After November 16, 2011

The interest payable on the Notes after November 16, 2011 will depend on the Reference Rate (which is equal to the difference between CMS10 and CMS2, minus 0.25%), and the extent to which the Reference Rate is greater than zero on the relevant Interest Determination Dates.  As a result, you could receive little or no interest payment on one or more of the Interest Payment Dates after November 16, 2011.  If the Reference Rate is constantly less than or equal to zero on each Interest Determination Date over the term of the Notes, even if the Reference Rate is greater than zero on other days during the term of the Notes, your return on the Notes will be limited to the first four interest payments occurring on and prior to November 16, 2011.

We have no control over various matters, including economic, financial and political events, which may affect the levels of CMS10 and CMS2, and thus the Reference Rate.  In recent years, CMS10 and CMS2 have been volatile, and such volatility may be expected in the future. However, historical performance is not necessarily indicative of what may occur in the future. You should have a view as to U.S. Dollar Constant Maturity Swap Rates and related interest rate movements, and must be willing to forgo guaranteed market rates of interest for most of the term of the Notes, before investing.

Your Return is Limited

The interest rate payable on the Notes will not be greater than 10.00% per annum.  Accordingly, even if CMS10 significantly exceeds CMS2 on each Interest Determination Date during the term of the Notes, your return on the Notes may not reflect the full extent of this differential.  Further, we may redeem the Notes on any Interest Payment Date on or after November 16, 2011.  If we elect to redeem the Notes, you will not receive any interest payments after the Early Redemption Date.  Your ability to realize a higher than market yield on the Notes is limited by our right to redeem the Notes prior to their scheduled maturity, which may adversely affect the value of the Notes in the secondary market, if any.

The Return on the Notes May Be Lower Than the Return on a Conventional Debt Security With a Comparable Maturity

The return on the Notes will be based on the difference between CMS10 and CMS2, minus 0.25%.  We have no control over fluctuations in the CMS Rates.  The return on the Notes may be less than the returns on conventional debt securities with a comparable maturity.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

We May Redeem the Notes Before Maturity

We have the right to redeem all the Notes on any Interest Payment Date commencing on November 16, 2011.  You should be prepared to have your Notes redeemed as early as that date.  It is more likely that we will redeem the Notes prior to the Maturity Date if the difference between CMS10 and CMS2 increases, resulting in an interest rate on the Notes being greater than the interest rate on instruments with a comparable maturity and credit rating that are trading in the market. Therefore, it is more likely that we will redeem the Notes at a time when the interest rate payable on the Notes is higher rather than lower.

If we redeem the Notes prior to the Maturity Date, you may be unable to invest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed.  Your ability to realize a higher than market yield on the Notes is limited by our right to redeem the Notes prior to their scheduled maturity, which may adversely affect the value of the Notes in the secondary market, if any.

Liquidity Risk

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing of the Notes may be very limited or non-existent.  The value of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.  We cannot assure you that a trading market for your Notes will ever develop or be maintained.  There may be a limited number of buyers when you decide to sell your Notes, which may affect the price you receive for your Notes or your ability to sell your Notes at all.

We anticipate that one or more of our affiliates will make a market in the Notes.  Our affiliates may make purchases and sales of the Notes from time to time in off-exchange transactions or pay post indicative prices for the Notes in the secondary market on a designated website or via Bloomberg.  However, none of our affiliates is required to do so, and any of them may discontinue any market-making activities and may stop posting indicative prices at any time.  Further, any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.

If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the CMS Rates

In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the CMS Rates and related interest rates, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to the CMS Rates and related interest rates may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the CMS Rates and related interest rates from multiple sources, and you should not rely on the views expressed by our affiliates.  Neither the offering of the Notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.

Secondary Market Prices for the Notes, if any, Will Be Affected By Various Unpredictable Factors, and May Be Less than the Principal Amount of the Notes

It is important to note that there are many factors outside of our control that may affect the secondary market value of the Notes.  A number of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  Such factors include, but are not limited to, those described below.  The following paragraphs describe the expected impact on the market value of the Notes from a change in a specific factor, assuming all other conditions remain constant:

•
The difference between CMS10 and CMS2. We expect that the market value of the Notes will depend substantially on the amount by which CMS10 exceeds CMS2, and expectations of the amount by which CMS10 will exceed CMS2 in the future, if at all. In general, the value of the Notes will increase when the difference between CMS10 and CMS2 increases, and the value of the Notes will decrease when the

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

difference between CMS10 and CMS2 decreases. The levels of CMS10 and CMS2 may change at rates that are different from one another. If you sell your Notes when the annual interest payable on the Notes is less than, or expected to be less than, market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity. Although long-term interest rates directionally follow short-term interest rates, movements in long-term interest rates generally tend to be smaller than movements in short-term interest rates. As such, when short-term interest rates rise, the difference between CMS10 and CMS2 tends to narrow (the curve of the spread flattens); conversely, when short-term interest rates fall, the spread widens (the curve of the spread becomes steeper). Consequently, after November 16, 2011, the annualized rate of interest payable on the Notes and the market value of the Notes may be more likely to decrease in an increasing interest rate environment than in a declining interest rate environment.  In addition, because the interest rate payable on the Notes is capped at the Maximum Interest Rate of 10.00% per annum, we do not expect that the Notes will trade in any secondary market at a price that is greater than a price that reflects the cap.

•
Changes in the levels of interest rates may affect the market value of the Notes. The level of interest rates in the United States may affect the U.S. economy and, in turn, the magnitude of the difference between CMS10 and CMS2. Changes in prevailing interest rates may decrease the difference between CMS10 and CMS2 relative to previous periods, which would decrease the interest rate on the Notes after November 16, 2011. This, in turn, may decrease the market value of the Notes. Further, the Notes are subject to early redemption at our option commencing on November 16, 2011 and a Maximum Interest Rate of 10.00% per annum after November 16, 2011, each of which will limit the potential upside to you when CMS10 exceeds CMS2. As a result, we anticipate that the potential for the Notes to trade above their par value in the secondary market, if any, is extremely limited—likely only during the first year of the term of the Notes, and in a declining interest rate environment.

•
Volatility of the difference between CMS10 and CMS2. Volatility is the term used to describe the size and frequency of market fluctuations. During recent periods, the difference between CMS10 and CMS2 has had periods of volatility, and this volatility may vary during the term of the Notes. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the Notes. Increases or decreases in the volatility of the difference between CMS10 and CMS2 may have an adverse impact on the market value of the Notes.

•
Economic and other conditions generally. Interest payable on the Notes after November 16, 2011 is expected to be correlated to the difference between long-term interest rates (as represented by CMS10) and short-term interest rates (as represented by CMS2). Prevailing interest rates may be influenced by a number of factors, including general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events. These factors are interrelated in complex ways, and may disproportionately affect short-term interest rates relative to long-term interest rates, thereby potentially lowering the difference between CMS10 and CMS2, and consequently adversely affecting the market value of your Notes.

•
Time to maturity. We anticipate that the Notes may have a market value that may be different from that which would be expected based on the levels of interest rates and the difference between CMS10 and CMS2. This difference will reflect a time premium due to expectations concerning the difference between CMS10 and CMS2 during the period before the Maturity Date. In general, as the time remaining to maturity decreases, the value of Notes will approach a value that reflects the remaining interest payments on the Notes based on the then-current difference between CMS10 and CMS2.

Some or all of these factors will influence the price that you will receive if you sell your Notes in the secondary market, if any, prior to maturity.  Thus, if you sell your Notes before maturity you may not receive back your entire principal amount.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices

The issue price of the Notes includes commissions paid with respect to the Notes, as well as the costs associated with hedging our obligations under the Notes.  As a result, the market value of the Notes on the pricing date, as determined by reference to pricing models used by the selling agents, may be significantly less than the issue price.  Assuming no change in market conditions or any other relevant factors after the pricing date, the price, if any, at which the selling agents, any of our affiliates or another purchaser may be willing to purchase Notes in secondary market transactions will likely be lower than the issue price of the Notes, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the costs associated with hedging our obligations under the Notes.  In addition, any such secondary prices may differ from values determined by reference to pricing models used by the selling agents.  Further, if you sell your Notes before maturity, you will likely be charged a commission for secondary market transactions, or customary bid and asked spreads.  If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

Changes in Our Credit Ratings Are Expected to Affect the Value of the Notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.  Credit ratings do not reflect interest rate risk, which we discuss above. Credit ratings also do not address the price, if any, at which the Notes may be resold prior to maturity (which may be substantially less than the issue price of the Notes), and they are not recommendations to buy, sell or hold the Notes.  Further, any credit ratings that are assigned to the Notes may not reflect the potential impact of all risks on their market value.

Our Trading and Hedging Activities May Create Potential Conflicts of Interest

We expect to enter into transactions to hedge our obligations under the Notes, including trading in interest rate swaps and options, executing other derivative instruments, or purchasing securities linked to the CMS Rates or other interest rates.  We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our management.  Through our affiliates, we may modify our hedge position during the life of the Notes by purchasing and selling interest rate swaps or options or positions in other securities or instruments that we may wish to use in connection with such hedging.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the Notes may decline.

Holdings of the Notes by Our Affiliates and Future Sales May Create Potential Conflicts of Interest

Certain of our affiliates may purchase for investment the portion of the Notes that has not been purchased by investors in a particular offering of Notes, which initially they intend to hold for investment purposes.  As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate principal amount of the Notes.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.  For example, our affiliates may attempt to sell the Notes that they had been holding for investment purposes at the same time that you attempt to sell your Notes, which could depress the price, if any, at which you can sell your Notes.  Moreover, the liquidity of the market for the Notes, if any, could be substantially reduced as a result of our affiliates holding the Notes.  In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Potential Conflicts of Interest Between Holders of the Notes and the Calculation Agent

Our affiliate, RBSSI, will be the calculation agent for the Notes and, in such capacity, will determine the amount of interest to be paid on the Notes.  Under some circumstances, these duties could result in a conflict of interest between RBSSI’s status as our subsidiary and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with judgments that it would be required to make if one or both of CMS10 and CMS2 are unavailable.  See the section entitled “Information Regarding the CMS Rates—Unavailability of CMS10 or CMS2.”  The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment.  However, because we are affiliated with the calculation agent, potential conflicts of interest could arise.

No Security Interest in Securities or Other Financial Instruments Held by Us

The indenture governing the Notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates. Neither we nor Holdings nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Notes.  Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holdings, as the case may be, any of those securities or instruments that we or Holdings own will be subject to the claims of our creditors or Holdings’ creditors generally and will not be available specifically for the benefit of the holders of the Notes.

Certain Aspects of the U.S. Federal Income Tax Consequences of the Notes are Uncertain, and May be Adverse to a Holder of the Notes.

No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes.  As a result, certain aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain.  We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under the section entitled “United States Federal Income Taxation.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income or loss with respect to the Notes may differ.  No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made herein. Please read carefully the section below entitled “United States Federal Income Taxation.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

INFORMATION REGARDING THE CMS RATES

General

For purposes of the Notes, CMS10 and CMS2 are “constant maturity swap rates” that measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of ten years and two years, respectively.  In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.  “LIBOR” is the London Interbank Offered Rate, and is the rate of interest at which banks borrow funds from each other in the London interbank market. 3-Month LIBOR is the rate of interest which banks in London charge each other for loans for a period of three months.

“CMS10” means the 10-Year U.S. Dollar Constant Maturity Swap Rate that appears on Reuters page ISDA FIX1 under the heading "10YR" at 11:00 a.m., New York City time, on the Interest Determination Date.

“CMS2” means the 2-Year U.S. Dollar Constant Maturity Swap Rate that appears on Reuters page ISDA FIX1 under the heading "2YR" at 11:00 a.m., New York City time, on the Interest Determination Date.

Unavailability of CMS10 or CMS2

If either CMS10 or CMS2 (collectively, “CMS Rates”) does not appear on Reuters page ISDA FIX1 on the Interest Determination Date, the calculation agent will determine CMS 10 or CMS2, as applicable, as if USD-CMS-Reference Banks was the applicable rate.

“USD-CMS-Reference Banks” refers to a rate determined by the calculation agent on the basis of mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York City time on the relevant Interest Determination Date.  For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equivalent to the Designated Maturity commencing on the date of determination and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a maturity of three months.

The calculation agent will request the principal New York City office of each of the three banks chosen by it to provide a quotation of its rate. If at least three quotations are provided, the rate for the relevant interest determination date will be the arithmetic mean of the quotations. If two quotations are provided, the rate for the relevant interest determination date will be the arithmetic mean of the two quotations. If only one quotation is provided, the rate for the relevant interest determination date will equal that one quotation. If no quotations are available, then CMS10 and/or CMS2 will be the rates the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m., New York City time, on the relevant Interest Determination Date.

“Reference Banks” refers to three leading swap dealers in the New York City interbank market selected by the calculation agent for the purpose of providing quotations as set forth above.

“Designated Maturity” refers to 10 years with respect to calculations related to CMS10, or 2 years with respect to calculations related to CMS2.

“Representative Amount” refers to an amount that is representative for a single transaction in the relevant market at the relevant time, as determined by the calculation agent.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Historical Information

The following table and graph shows for illustrative purposes the historical month-end spread between CMS10 and CMS2 from January 2005 to October 21, 2010, based on information reported on Bloomberg Financial Markets.  The spread between CMS10 and CMS2 for the Notes on the relevant Interest Determination Dates will be determined based on the U.S. Dollar Constant Maturity Swap Rates as reported on the applicable Reuters page ISDA FIX 1 on the Interest Determination Date.

The historical performance of CMS10 and CMS2 should not be taken as an indication of the future performance of such rates during the term of the Notes.  Fluctuations in the level of CMS10 and CMS2 make the Notes’ effective interest rate difficult to predict and can result in an effective interest rate to investors that is lower than anticipated.  Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

You cannot predict the future performance of the Notes or of CMS10 or CMS2 based on the historical levels of the CMS Rates.  Neither we nor Holdings can guarantee that the spread between CMS10 and CMS2 will increase so that you will receive a higher interest rate for any Interest Payment Period over the term of the Notes.

	2005	2006	2007	2008	2009	2010
January	0.8955%	0.1025%	0.0378%	1.4165%	1.4370%	2.6060%
February	0.8285%	-0.0130%	0.0695%	1.7110%	1.6600%	2.6410%
March	0.7550%	0.1130%	0.1740%	1.6535%	1.4835%	2.6265%
April	0.6300%	0.2610%	0.1515%	1.2460%	1.7710%	2.4620%
May	0.4740%	0.1965%	0.1155%	1.2475%	2.3310%	2.1185%
June	0.3535%	0.1050%	0.3070%	1.1235%	2.2490%	2.0300%
July	0.3360%	0.1410%	0.4145%	1.2425%	2.2595%	2.1605%
August	0.2660%	0.0870%	0.3250%	1.1605%	2.2885%	1.8280%
September	0.2165%	0.0570%	0.5540%	1.0450%	2.1760%	1.9710%
October	0.2600%	0.0567%	0.5280%	1.7025%	2.3173%	2.0815%*
November	0.2015%	-0.0153%	0.6970%	1.0350%	2.2875%
December	0.0920%	0.0050%	0.8600%	1.0785%	2.5530%

*Through October 21, 2010

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Movements in CMS10 and CMS2 have historically been correlated to some extent, although not exactly, to movements in the 10-year Constant Maturity Treasury Rate and the 2-year Constant Maturity Treasury Rate, respectively.  The first graph below reflects the month-end CMS10 relative to the month-end 10-year Constant Maturity Treasury Rate during the period from January 2005 through October 21, 2010.  The second graph reflects the daily CMS2 relative to the daily 2-year Constant Maturity Treasury Rate during the same period.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Disclaimer by Us, Holdings and the Calculation Agent

All information in this Term Sheet relating to CMS10 and CMS2 are derived from Bloomberg Financial Markets and other public sources.  Neither we nor Holdings nor the calculation agent has independently verified any such information.  Neither we nor Holdings nor the calculation agent shall have any responsibility for any error or omissions in the calculation and publication of CMS10 or CMS2.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

As described above, for any Interest Payment Date commencing on and after February 16, 2012 (prior to which interest is payable at the Initial Interest Rate), the Notes will pay interest on each Interest Payment Date at a per annum interest rate calculated in accordance with the Interest Rate Formula.  The following illustrates the process by which the calculation agent will determine the interest rate and interest payment amount for all Interest Payment Dates commencing on and after February 16, 2012.  For purposes of these examples, we assume that the Notes are not being redeemed on the applicable Interest Payment Date.  If we elect to redeem the Notes prior to maturity, you will receive on the Early Redemption Date a cash payment equal to $1,000 per Note, plus accrued and unpaid interest to, but excluding, the Early Redemption Date.

These examples are for illustration only.  The actual interest payable on the Notes will depend on the actual levels of CMS10 and CMS2 on the applicable Interest Determination Dates during the term of the Notes.

Example 1:

If on the Interest Determination Date for the relevant Interest Payment Period, the hypothetical CMS10 is substantially greater than the hypothetical CMS2:

Hypothetical CMS10:	7.250%
Hypothetical CMS2:	2.000%

Interest will accrue commencing on the first day of that Interest Payment Period, to be paid on the immediately following Interest Payment Date, at a rate calculated as follows:

4 x (7.250% – 2.000% – 0.25%) = 20.00%

Interest rate for that quarterly Interest Payment Period	= 10.000% per annum (Maximum Interest Rate) x (90/360)
= 2.500%

Interest payment on the Interest Payment Date	= $1,000 x 2.500%
= $25.00 per Note

Example 2:

If on the Interest Determination Date for the relevant Interest Payment Period, the hypothetical CMS10 is greater than the hypothetical CMS2, and the difference between CMS10 and CMS2 is greater than 0.25%:

Hypothetical CMS10:	3.250%
Hypothetical CMS2:	2.350%

Interest will accrue commencing on the first day of that Interest Payment Period, to be paid on the immediately following Interest Payment Date, at a rate calculated as follows:

4 x (3.250% – 2.350% – 0.25%) = 2.60%

Interest rate for that quarterly Interest Payment Period	= 2.60% per annum x (90/360)
= 0.65%

Interest payment on the Interest Payment Date	= $1,000 x 0.65%
= $6.50 per Note

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Example 3:

If on the Interest Determination Date for the relevant Interest Payment Period, the hypothetical CMS10 is greater than the hypothetical CMS2, but the difference between CMS10 and CMS2 is less than 0.25%:

Hypothetical CMS10:	3.000%
Hypothetical CMS2:	2.950%

Interest will accrue commencing on the first day of that Interest Payment Period, to be paid on the immediately following Interest Payment Date, at a rate calculated as follows:

4 x (3.000% – 2.950% – 0.25%) = -0.80%

Interest rate for that quarterly Interest Payment Period	= 0.000% (Minimum Interest Rate)

Interest payment on the Interest Payment Date	= $0.00 per Note

Example 4:

If on the Interest Determination Date for the relevant Interest Payment Period, the hypothetical CMS10 is less than the hypothetical CMS2:

Hypothetical CMS10:	3.750%
Hypothetical CMS2:	4.000%

Interest will accrue commencing on the first day of that Interest Payment Period, to be paid on the immediately following Interest Payment Date, at a rate calculated as follows:

4 x (3.750% – 4.000% – 0.25%) = -2.00%

Interest rate for that quarterly Interest Payment Period	= 0.000% (Minimum Interest Rate)

Interest payment on the Interest Payment Date	= $0.00 per Note

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

DESCRIPTION OF THE NOTES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount:	$

Expected Settlement Date	November 16, 2010

Issue Price	100% ($1,000 principal amount per Note)

Expected Maturity Date	November 16, 2030; provided that if such day is not a Business Day then such day will be the next following Business Day.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Payment at Maturity	Unless earlier redeemed, 100% of the principal amount, plus any accrued and unpaid interest to, but excluding, the Maturity Date.

Specified Currency	U.S. Dollars

Denominations	The Notes may be purchased in denominations of $1,000, which we refer to as the principal amount, and integral multiples thereof.

Form of Notes	The Notes will be represented by a single registered global security, deposited with The Depository Trust Company (“DTC”).

Guarantee
The payment and delivery obligations of The Royal Bank of Scotland N.V. under the Notes, when and as they shall become due and payable, whether at maturity, or upon acceleration or redemption, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Determination Date	The second Business Day preceding the first day of an Interest Payment Period.

Interest Rate	The calculation agent will determine the interest rate per annum applicable to each Interest Payment Period on the immediately preceding Interest Determination Date based on the Interest Rate Formula.

Interest Rate Formula
On each Interest Payment Date on or prior to November 16, 2011, the Initial Interest Rate of 10.00%.

On each Interest Payment Date on or after February 16, 2012, the Notes will accrue interest at a rate per annum equal to:

4 x (CMS10 – CMS2 – 0.25%)

However, in no event will the interest rate be less than the Minimum Interest Rate of 0.00% or greater than the Maximum Interest Rate of 10.00%.  Interest will be computed on the basis of a 360-day year consisting of twelve 30- day months.

Reference Rate	(CMS10 – CMS2 – 0.25%)

Interest Payment Dates	The 16th day of each February, May, August and November commencing on February 16, 2011, provided that if any such day is not

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

a Business Day, then the Interest Payment Date will be the following Business Day, and no additional interest will accrue in respect of the delay in the interest payment. The last Interest Payment Date will be the Maturity Date or the Early Redemption Date, as applicable.

Interest Payment Periods
The first Interest Payment Period will commence on, and will include, the Settlement Date of the Notes and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Payment Period will commence on, and will include, an Interest Payment Date and will end on, but will exclude, the succeeding Interest Payment Date or the Maturity Date, as applicable.

CMS10
The 10-Year U.S. Dollar Constant Maturity Swap Rate that appears on Reuters page ISDA FIX1 under the heading "10YR" at 11:00 a.m., New York City time, on the Interest Determination Date.  If such rate does not appear on Reuters page ISDA FIX1 on such date, the rate for such date shall be determined as if USD-CMS-Reference Banks were the applicable rate.

CMS2
2-Year U.S. Dollar Constant Maturity Swap Rate that appears on Reuters page ISDA FIX1 under the heading "2YR" at 11:00 a.m., New York City time, on the Interest Determination Date.  If such rate does not appear on Reuters page ISDA FIX1 on such date, the rate for such date shall be determined as if USD-CMS-Reference Banks were the applicable rate.

USD-CMS-Reference Banks
A rate determined by the calculation agent on the basis of mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York City time on the relevant Interest Determination Date.  For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equivalent to the Designated Maturity commencing on the date of determination and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a maturity of three months.  The calculation agent will request the principal New York City office of each of the three banks chosen by it to provide a quotation of its rate. If at least three quotations are provided, the rate for the relevant interest determination date will be the arithmetic mean of the quotations. If two quotations are provided, the rate for the relevant interest determination date will be the arithmetic mean of the two quotations. If only one quotation is provided, the rate for the relevant interest determination date will equal that one quotation. If no quotations are available, then CMS10 and/or CMS2 will be the rates the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m., New York City time, on the relevant Interest Determination Date.

Reference Banks	Three leading swap dealers in the New York City interbank market selected by the calculation agent for the purpose of providing quotations as set forth above.

Designated Maturity	10 years with respect to calculations related to CMS10, or 2 years with respect to calculations related to CMS2.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Representative Amount	As determined by the calculation agent, an amount that is representative for a single transaction in the relevant market at the relevant time.

Optional Early Redemption
The Notes may be redeemed at our option commencing on November 16, 2011 at a price equal to 100% of the principal amount being redeemed on any Interest Payment Date, together with accrued plus unpaid interest to but excluding the date of redemption.  Notice of redemption will be given to the trustee not less than ten (10) calendar days prior to the redemption date.

Early Redemption Date	The Interest Payment Date on which the Notes are redeemed by us at our option.

Trustee	Wilmington Trust Company

Calculation Agent
RBSSI, which is our affiliate.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Notes as may be necessary in order that the net payment of the principal of the Notes and any other amounts payable on the Notes, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Notes to be then due and payable.

Book Entry
The indenture for the Notes permits us at anytime and in our sole discretion to decide not to have any of the Notes represented by one or more registered global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

UNITED STATES FEDERAL INCOME TAXATION

Notice Under U.S. Treasury Department Circular 230:  The tax discussions contained in this discussion or any other document referenced herein were not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. These discussions were written to support the promotion or marketing of the transactions or matters addressed in this Term Sheet.

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to U.S. holders (as defined below) of the purchase, ownership and disposition of the Notes.  Notes and payments thereon generally are subject to U.S. federal income taxation.

A prospective holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.  The following discussion is general and may not apply to a specific holder’s particular circumstances for any of the following (or other) reasons:

•
This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), and rulings and decisions as in effect as of the date of this Term Sheet. Changes to any of these after this date may affect the tax consequences described below, possibly retroactively.

•
This summary discusses only Notes acquired by beneficial owners at original issuance and held as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to beneficial owners subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, tax-exempt organizations, brokers and dealers in securities or currencies, certain securities traders and certain other financial institutions. This discussion also does not discuss tax consequences that may be relevant to a beneficial owner in light of the beneficial owner’s particular circumstances, such as a beneficial owner holding a Note as a position in a straddle, hedging, conversion or other integrated investment or a beneficial owner whose functional currency is not the U.S. dollar.

•
The Notes also may be subject to the U.S. federal estate tax, taxes imposed by states and possessions of the United States and by local taxing authorities, and may be subject to tax in other jurisdictions. Prospective holders should consult their own tax advisors as to the tax consequences of acquiring, owning and disposing of Notes.

No ruling has or will be sought from the U.S. Internal Revenue Service (the “IRS”) regarding the matters addressed below and the conclusions expressed herein are not binding on the IRS or any court, which might not agree with the tax treatment described in this discussion.

Because the following discussion may not apply to all prospective holders, each prospective holder should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of Notes.

For purposes of the following discussion, a “U.S. holder” means: (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source, (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and at least one U.S. Person has the authority to control all substantial decisions of the trust, or (v) certain trusts in existence on August 20, 1996, and treated as United States persons (within the meaning of section 7701(a)(30) of the Code) prior to such date, that elect to continue to be treated as United States persons, as provided in the Treasury Regulations.

If a partnership holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. The discussion below does not discuss the acquisition, ownership or disposition of a Note by a partnership.  A partner in a partnership holding the Notes should consult its tax advisor regarding the consequences to the U.S. federal income tax treatment of an investment in the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

For purposes of the following discussion, any interest with respect to the Notes, as determined for U.S. federal income tax purposes, will be treated as from sources outside the United States.

Payments of Interest

We intend to treat the Notes as “contingent payment debt instruments” (“CPDIs”) for U.S. federal income tax purposes.  Under this treatment, a U.S. holder must accrue original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” both as described below, and make appropriate adjustments for actual interest payments on the Notes.

The comparable yield is determined by us at the time of issuance of the Notes and takes into account the yield at which we could issue a fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the Notes. The comparable yield may be greater than or less than the stated interest with respect to the Notes.  A “projected payment schedule” generally is a series of projected payments the amount and timing of which would produce a yield to maturity on the instrument equal to the comparable yield used.

For U.S. federal income tax purposes, a U.S. holder, regardless of the holder’s method of accounting, will be required to use the comparable yield and projected payment schedule established by us in determining interest accruals and adjustments in respect of a Note, unless the holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

A U.S. holder will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of the actual payments over projected payments, in respect of a Note for a taxable year.  A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a Note for a taxable year (i) will first reduce the amount of interest in respect of the Note that a U.S. holder otherwise would be required to include in income in the taxable year, and (ii) any excess will give rise to an ordinary loss to the extent that the amount of all previous interest inclusions under the Note exceeds the total amount of the U.S. holder’s net negative adjustments treated as ordinary loss on the Note in prior taxable years.

A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions.  Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the Note or to reduce the amount realized on a sale, exchange or retirement of the Note.

If a contingent payment becomes fixed (within the meaning of applicable Treasury regulations) more than six months before its due date, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount.  The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield.  If all contingent payments on the Note become fixed, substantially contemporaneously, applicable Treasury regulations provide that, with regard to contingent payments that become fixed on a day that is more than six months before their due date, U.S. holders should take into account positive or negative adjustments in respect of such contingent payments over the period to which they relate in a reasonable manner.  U.S. holders should consult their tax advisors as to what would be a “reasonable manner” in their particular situation.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

The following table assumes an expected issue date of November 16, 2010 and maturity date of November 16, 2030 for the Notes and is based upon a hypothetical projected payment schedule and a hypothetical comparable yield equal to 5.04% per annum (compounded semi-annually), that we established for the Notes, and shows the amounts of ordinary income from a Note that an initial U.S. holder that holds the Note until maturity and pays taxes on a calendar year basis should be required to report each calendar year.  The following tables are for illustrative purposes only.  The actual tables will be completed on the pricing date and included in the final pricing supplement.

In addition, we have determined the hypothetical projected payment schedule for the Notes as follows:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount per unit of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount per unit of the Notes)
November 16, 2010 through December 31, 2010	$6.16	$6.16
January 1, 2011 through December 31, 2011	$49.47	$55.63
January 1, 2012 through December 31, 2012	$47.89	$103.52
January 1, 2013 through December 31, 2013	$47.99	$151.51
January 1, 2014 through December 31, 2014	$48.07	$199.58
January 1, 2015 through December 31, 2015	$48.16	$247.74
January 1, 2016 through December 31, 2016	$48.26	$296.01
January 1, 2017 through December 31, 2017	$48.36	$344.37
January 1, 2018 through December 31, 2018	$48.46	$392.83
January 1, 2019 through December 31, 2019	$48.58	$441.42
January 1, 2020 through December 31, 2020	$48.70	$490.12
January 1, 2021 through December 31, 2021	$48.82	$538.95
January 1, 2022 through December 31, 2022	$48.96	$587.90
January 1, 2023 through December 31, 2023	$49.10	$637.00
January 1, 2024 through December 31, 2024	$49.24	$686.24
January 1, 2025 through December 31, 2025	$49.40	$735.64
January 1, 2026 through December 31, 2026	$49.56	$785.20
January 1, 2027 through December 31, 2027	$49.72	$834.92
January 1, 2028 through December 31, 2028	$49.89	$884.81
January 1, 2029 through December 31, 2029	$50.08	$934.90
January 1, 2030 through November 16, 2030	$44.04	$978.94

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Taxable Year	Payment on February 16	Payment on May 16	Payment on August 16	Payment on November 16
2011	$25.00	$25.00	$25.00	$25.00
2012	$11.57	$11.57	$11.57	$11.57
2013	$11.57	$11.57	$11.57	$11.57
2014	$11.57	$11.57	$11.57	$11.57
2015	$11.57	$11.57	$11.57	$11.57
2016	$11.57	$11.57	$11.57	$11.57
2017	$11.57	$11.57	$11.57	$11.57
2018	$11.57	$11.57	$11.57	$11.57
2019	$11.57	$11.57	$11.57	$11.57
2020	$11.57	$11.57	$11.57	$11.57
2021	$11.57	$11.57	$11.57	$11.57
2022	$11.57	$11.57	$11.57	$11.57
2023	$11.57	$11.57	$11.57	$11.57
2024	$11.57	$11.57	$11.57	$11.57
2025	$11.57	$11.57	$11.57	$11.57
2026	$11.57	$11.57	$11.57	$11.57
2027	$11.57	$11.57	$11.57	$11.57
2028	$11.57	$11.57	$11.57	$11.57
2029	$11.57	$11.57	$11.57	$11.57
2030	$11.57	$11.57	$11.57	$1,011.57

You should be aware that these amounts are not calculated or provided for any purposes other than the determination of a U.S. holder’s interest accruals and adjustments with respect to the Notes for U.S. federal income tax purposes.  By providing the table above and the projected payment schedule, we make no representations regarding the actual amounts of interest payments on the Notes after the first four quarterly interest periods.

Disposition or Retirement of Notes

When a U.S. holder sells, exchanges or otherwise disposes of a Note, or when we retire a Note (including by redemption), a U.S. holder will recognize gain or loss equal to the difference, if any, between the amount the holder realizes upon the disposition or retirement and the holder’s tax basis in the Note. A U.S. holder’s tax basis for determining gain or loss on the disposition or retirement of a Note generally is the holder’s U.S. dollar cost of such Note, increased by the amount of OID includible in the holder’s gross income with respect to such Note, and decreased by the amount of any projected payments previously made on the Note. .

A U.S. holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of the previous interest inclusions in excess of the total net negative adjustments previously taken into account as ordinary losses, and the balance, if any, as a capital loss.  The deductibility of capital losses is subject to limitations.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

Medicare Tax

With respect to taxable years beginning after December 31, 2012, certain U.S. holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income.  For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately).  “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income.  Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains.  U.S. holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the Notes.

Information Reporting and Backup Withholding

Interest and OID on the Notes, and the proceeds received from a sale or other disposition of the Notes generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to U.S. backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number, in the case of a U.S. holder) or meet certain other conditions. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return beginning in taxable years after 2010.  Holders are urged to consult their own tax advisors regarding such requirements with respect to the Notes.

General Information

The U.S. federal tax discussion set forth above is included for a prospective holder’s general information only and may not apply to a particular prospective holder’s situation. Each prospective holder should consult its own tax advisors with respect to the tax consequences of the purchase, ownership and disposition of the Notes, including the tax consequences under the tax laws of the United States, states, localities, countries other than the United States and any other taxing jurisdictions and the possible effects of changes in such tax laws.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

USE OF PROCEEDS

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. The issue price of the Notes includes the selling agents’ commissions (as shown on the cover page hereof) paid with respect to the Notes and the cost of hedging our obligations under the Notes.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed our affiliate RBS Securities Inc. (“RBSSI”) as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Notes. We will pay RBSSI a commission of up to 5.00% of the initial offering price of the Notes to solicit offers to purchase the Notes. RBSSI has informed us that, as part of its distribution of the Notes, it intends to sell the Notes to other dealers at the initial offering price less a selling concession.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI sells the Notes, will purchase the Notes at an agreed selling concession. RBSSI has informed us that such selling concessions may vary from dealer to dealer and that not all dealers will purchase the Notes at the same selling concession.  However, in no event will the selling concessions exceed the commission received by RBSSI from us.

RBSSI is an affiliate of ours and RBS Holdings N.V.  RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate.  Following the initial distribution of any of these Notes, RBSSI may offer and sell those Notes in the course of its business as broker-dealer.  RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use the Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Notes and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of Notes.  See “Use of Proceeds” above.

To the extent that the total aggregate principal amount of the Notes being offered hereby is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Notes for investment purposes.  See “Risk Factors—Holdings of the Notes by our Affiliates and Future Sales May Create Potential Conflicts of Interest.”

OTHER PROVISIONS

We expect to deliver the Notes against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the initial settlement of the Notes occurs more than three business days from the pricing date, purchasers who wish to trade the Notes more than three business days prior to the original date of issuance of the Notes will be required to specify alternative settlement arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND N.V.
Callable Capped CMS Steepener Notes Due November 2030

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).  A fiduciary of a Plan should consider fiduciary standards under ERISA (or, in the case of a Non-ERISA Arrangement, any requirements under Similar Law) in the context of the particular circumstances of that Plan or Non-ERISA Arrangement before authorizing an investment in the Notes.  A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the Plan or Non-ERISA Arrangement.  In addition, a fiduciary should consider whether the acquisition of Notes may result in any non-exempt transactions prohibited by Section 406 of ERISA, Section 4975 of the Code, or any provision of Similar Law.  Each purchaser of the Notes and each fiduciary who causes any entity to purchase or hold a Note shall be deemed to have represented and warranted, on each day such purchaser holds a Note, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Notes on behalf of or with the assets of a Plan or a Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.  Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes.

For additional ERISA considerations, see "Benefit Plan Investor Consideration" in the accompanying Prospectus.